Exhibit 3.1(f)

FUSION TELECOMMUNICATIONS INTERNATIONAL, INC.

FORM OF CERTIFICATE OF DESIGNATIONS OF PREFERENCES,
RIGHTS AND LIMITATIONS
OF
SERIES B-1 CUMULATIVE CONVERTIBLE PREFERRED STOCK

(Pursuant to Sections 102 and 265 of the
Delaware General Corporation Law)

Pursuant to Section 151 of the Delaware General Corporation Law and Article Fourth Section 2 of the Certificate of Incorporation (as amended, the “Certificate of Incorporation” of Fusion Telecommunications International, Inc. (the “Corporation”), a corporation organized and existing under the laws of the State of Delaware, hereby certifies that the following resolution was duly adopted by the board of directors of the Corporation (the “Board”) effective as of May 18, 2012 pursuant to authority conferred upon the Board by the Certificate of Incorporation, which authorizes the issuance of up to ten million (10,000,000) shares of preferred stock, par value $.01 per share.

RESOLVED, that pursuant to authority expressly granted to and vested in the Board and pursuant to the provisions of the Certificate of Incorporation, the Board hereby creates a series of preferred stock, herein designated and authorized as the Series B-1 Convertible Preferred Stock, par value $0.01 per share, which shall consist of twenty-one thousand two hundred and forty (21,240) of the ten million (10,000,000) shares of preferred stock (the Series B-1 Preferred Stock”) which the Corporation now has authority to issue, and the Board hereby fixes the powers, designations and preferences and the relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations and restrictions thereof as follows:

Section 1.   Definitions. For the purposes hereof, the following terms shall have the following meanings:

“Acquiring Person” has the meaning set forth in Section 7(c) hereof.

“Board” has the meaning set forth in the preamble hereof.

“Business Day” means any day on which the Common Stock may traded on a Trading Market, or, if not admitted for trading, any day other than a Saturday, Sunday or holiday on which banks in New York City are required or permitted to be closed.

"Capital Stock" means (i) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated) of capital or capital stock of such Person and (ii) with respect to any Person that is not a corporation, any and all partnership, limited partnership, limited liability company or other equity interests of such Person.

“Certificate of Incorporation” has the meaning set forth in the Preamble hereof.

“Change In Control” has the meaning set forth in Section 7(c) hereof.

 “Closing Date” means any day on which a closing of the Offering is conducted as and the proceeds from such closing are disbursed.

“Commission” means the Securities and Exchange Commission.

 “Common Stock"  means the Corporation's common stock, par value $0.01 per share, and any Capital Stock for or into which such Common Stock hereafter is exchanged, converted, reclassified or recapitalized by the Corporation or pursuant to a Change of Control to which the Corporation is a party (or, at the election of the Acquiring Person, the Capital stock of any Acquiring Person from and after the consummation of a Change of Control).

"Corporation" means Fusion Telecommunications International, Inc., a Delaware corporation (or, if, as, and when applicable, any Acquiring Person from and after the consummation of a Change of Control).

 “Company Conversion Notice” has the meaning set forth in Section 6(d).

“Company Conversion Right” has the meaning set forth in Section 6(d).

“Contingent Warrant(s)” means the contingent warrants included in the Units being sold in the Offering.

“Conversion Date” has the meaning set forth in Section 6(a).

“Conversion Shares” means, collectively, the shares of Common Stock into which the shares of Series B-1 Preferred Stock are convertible in accordance with the terms hereof.

“Conversion Shares Registration Statement” means a registration statement that meets the requirements of the Registration Rights Agreement and registers the resale of all Conversion Shares by the Holder, who shall be named as a “selling stockholder” thereunder, all as provided in the Registration Rights Agreement.

 “Dividend Event” shall mean an insufficient number of shares of Fusion Common Stock available to permit all of the then outstanding shares of Series B-1 Preferred Stock to be converted and all of the then outstanding Fixed Warrants and Contingent Warrants to be exercised, occurring at any time after one year following the Final Closing.

“Effective Date” means the date that the Conversion Shares Registration Statement, if any, is declared effective by the Commission.

“Escrow Agent” means Bank of New York or any successor escrow agent for the Offering.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fixed Warrant(s)” means the fixed warrants included in the Units being sold in the Offering.

“Final Closing” means the Closing Date after which the Corporation ceases to offer for sale the Series B-1 Preferred Stock.
“Holder” has the meaning set forth in Section 2 hereof.

“Junior Securities” means Capital Stock that, with respect to dividends and distributions upon Liquidation, ranks junior to the Series B-1 Preferred Stock, including but not limited to Common Stock and any other class or series of Capital Stock issued by the Corporation or any Subsidiary of the Corporation on or after the Original Issue Date, but excluding any Parity Securities and Senior Securities issued (i) to Holders of the Series B-1 Preferred Stock, (ii) with the approval of the Holders of a Majority of the Series B-1 Preferred Stock or (iii) upon the conversion, redemption or exercise of securities described in clause (i) or (ii) in accordance with the terms thereof.

“Liquidation” means the voluntary or involuntary liquidation, dissolution or winding up of the Corporation; provided, however, that a consolidation, merger or share exchange shall not be deemed a Liquidation, nor shall a sale, assignment, conveyance, transfer, lease or other disposition by the Corporation of all or substantially all of its assets, which does not involve a substantial distribution by the Corporation of cash or other property to the holders of Common Stock, be deemed to be a Liquidation.

"Majority of the Series B-1 Preferred Stock" means more than fifty (50%) percent of the then outstanding shares of the Series B-1 Preferred Stock.

“Memorandum” means the Corporation’s Private Placement Memorandum dated May 15, 2012

“Offering” means the Corporation’s private offering of up to $18,000,000 in units of the Corporation consisting of Series B-1 Preferred Stock, Fixed Warrants and Contingent Warrants, pursuant to the Memorandum.

“Original Issue Date” shall mean the date of the first issuance of any shares of the Series B-1 Preferred Stock regardless of the number of transfers of any particular shares of Series B-1 Preferred Stock and regardless of the number of certificates which may be issued to evidence such Series B-1 Preferred Stock.

"Parity Securities" means any class or series of Capital Stock that, with respect to dividends or distributions upon Liquidation, is pari passu with all “Series B-1 Preferred Stock. For the avoidance of doubt, each series of Series B Preferred Shares is a Parity Security with respect to each other series of Series B Preferred Shares.

“Person” means a corporation, an association, a partnership, a limited liability company, a business association, an individual, a government or political subdivision thereof or a governmental agency.

"Parent" shall mean any corporation (other than the Acquiring Person) in an unbroken chain of corporations ending with the Acquiring Person, provided each corporation in the unbroken chain (other than the Acquiring Person) owns, at the time of the determination, stock possessing fifty (50%) percent or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

“Preferred Conversion Rate” has the meaning set forth in Section 6(a).

“Registration Rights Agreement” means the Registration Rights Agreement, dated as of the Closing Date, to which the Corporation and the original Holder are parties, as amended, modified or supplemented from time to time in accordance with its terms.

 “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Senior Securities" means any class or series of Capital Stock that, with respect to dividends or distributions upon Liquidation, ranks senior to the Series B-1 Preferred Stock.

“Series B-1 Preferred Stock” shall have the meaning set forth in Section 2.

“Share Authorization Date” shall mean the effective date of the amendment to the Corporation’s Certificate of Incorporation filed with Secretary of State of the State of Delaware increasing the number of authorized shares of the Corporation’s Common Stock to such amount as shall permit all of the outstanding shares of Series B-1 Preferred Stock, Fixed Warrants and Contingent Warrants to be converted or exercised into the Corporation’s Common Stock.

“Stated Value” is an amount equal to one thousand dollars ($1,000) per share of the Series B-1 Preferred Stock plus any accrued and unpaid dividends, whether or not declared and whether or not earnings are available in respect of such dividends.  In the event the Corporation shall declare a distribution on the Common Stock payable in securities or property other than cash, the value of such securities or property will be the fair market value. Any securities shall be valued as follows: (i) if traded on a Trading Market, the value shall be deemed to be the VWAP over the ten (10) Trading Days immediately prior to the period ending three (3) calendar days prior to such declaration or; (ii)  if the Common Stock is not then listed or quoted on a Trading Market and if prices for the Common Stock are then reported in the "OTC Markets Pink Sheets" published by OTC Markets (or a similar organization or agency succeeding to its functions of reporting prices), the volume weighted average of the five most recent bid prices per share of the Common Stock so reported; or (ii) in all other cases, the fair market value of a share of Common Stock as determined in good faith by the Corporation’s Board.

“Subsidiary" shall mean any corporation at least fifty (50%) percent of whose outstanding voting stock shall at the time be owned directly or indirectly by the Acquiring Person or by one or more Subsidiaries.

“Trading Day” means a day on which the Common Stock is traded on a Trading Market.

“Trading Market” means the principal U.S. national securities exchange (as defined in the Exchange Act) on which the Common Stock is then listed or quoted for trading on the date in question, including, without limitation, the NASDAQ/OMX, NYSE/Euronext, BATS, or if such Common stock is not listed or quoted on any of the foregoing, then the OTCBB, OTCQB or such other over the counter market in which such Common Stock is principally traded.

“Transaction Documents” shall have the meaning set forth in the Subscription Agreement.

“Unit(s)” means the units consisting of Series B-1 Preferred Stock, Fixed Warrants and Contingent Warrants

“VWAP” means, means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. New York City time to 4:00 p.m. New York City time); (b) if the Common Stock is not then listed or quoted on a Trading Market and if prices for the Common Stock are then reported in the "OTC Markets Pink Sheets" published by OTC Markets (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported; or (c) in all other cases, the fair market value of a share of Common Stock as determined in good faith by the Corporation’s Board.

“Warrant Shares” means the shares of Common Stock issuable upon exercise of the Fixed Warrants and the Contingent Warrants.

Section 2.  Designation, Amount and Par Value. The series of preferred stock created hereby shall be designated as the Corporation’s Series B-1 Convertible Preferred Stock (the “Series B-1 Preferred Stock”) and the number of shares so designated shall be twenty-one thousand two hundred and forty (21,240) shares (which shall not be subject to increase without the consent of the registered holders of a Majority of the Series B-1 Preferred Stock (each a “Holder” and collectively, the “Holders”).  Each share of Series B-1 Preferred Stock shall have a par value of $.01 per share and an initial Stated Value of $1,000 per share.

Section 3.   Dividends and Other Distributions.  The Series B-1 Preferred Stock shall not bear a dividend except in the event of the occurrence of a Dividend Event. Upon the occurrence of a Dividend Event, and continuing during the pendency of the Dividend Event, each Holder of Series B-1 Preferred Stock shall be entitled to receive cumulative dividends annually, prorated for the number of days in such year as the Dividend Event occurs and continues, (the “Dividend”) on the then outstanding Stated Value of the Series B-1 Preferred Stock, such Dividend to be in the form of cash or shares of Series B-1 Preferred Stock, at the option of the Corporation, as follows:

a) Eight (8%) percent per annum, payable in arrears, if the Dividend Event occurs during the one year period commencing one year following the Final Closing of the Offering;

b) Ten (10%) percent per annum, payable in arrears, if the Dividend Event occurs during the one year period commencing two years following the Final Closing of the Offering; and

c) Twelve (12%) per annum, payable in arrears, if the Dividend Event occurs during three or more years following the Final Closing of the Offering.

Section 4.   Voting Rights.  The Holders shall have the following voting rights with respect to the Series B-1 Preferred Stock as set forth in this Section 4 and no other voting rights except as required by law:

(A)  The Holders shall be entitled to vote along with holders of Common Stock on each matter submitted to a vote of stockholders (at a meeting of stockholders or by written consent in lieu of meeting). The number of votes that each Holder of shares of shall be entitled to cast as a result of such Holder’s ownership of Series B-1 Preferred Stock shall be equal to the number of shares of Common Stock into which the Series B-1 Preferred Stock may be converted by the Holder in accordance with the provision of Section 6(a) hereof on the record date for determining those security holders of the Corporation entitled to notice of and to vote on the matter submitted to stockholders.

(B) The consent of the Holders of at least a Majority of the Series B-1 Preferred Stock, voting separately as a single class with one vote per share, in person or by proxy, either in writing without a meeting or at an annual or a special meeting of such Holders called for the purpose, shall be necessary to:

(i) amend, alter or repeal, by way of merger or otherwise, any of the provisions of the Certificate of Incorporation, including this Certificate, or Bylaws of the Corporation so as to:

A.  Change any of the rights, preferences or privileges of Holders. Without limiting the generality of the preceding sentence, such change includes any action that would:

1. Reduce the Dividend Rate on the Series B-1 Preferred Stock, or make such dividends non-cumulative, or defer the date from which dividends will accrue, or cancel accrued and unpaid dividends, or change the relative seniority rights of the Holders of Series B-1 Preferred Stock as to the payment of dividends in relation to the holders of any other Capital Stock of the Corporation;

2. Reduce the amount payable to the Holders of the Series B-1 Preferred Stock upon the voluntary or involuntary liquidation, dissolution, or winding up of the Corporation, or change the relative seniority of the liquidation preferences of the holders of the Series B-1 Preferred Stock to the rights upon Liquidation of the holders of any other Capital Stock of the Corporation;

3. Make the Series B-1 Preferred Stock redeemable at the option of the Corporation other than in accordance with the terms of this Certificate.

B. Authorize, create or issue any shares of Parity Securities or Senior Securities (or amend the provisions of any existing class of Capital Stock to make such class of Capital Stock a class of Parity Securities or Senior Securities).

(iii) increase or decrease (other than by redemption or conversion) the total number of authorized shares of Series B-1 Preferred Stock or amend any provisions of any Capital Stock so as to make such Capital Stock redeemable by the Corporation except as provided on the date hereof.

Section 5.   Liquidation. In the event of any Liquidation, after payment or provision for payment by the Corporation of the debts and other liabilities of the Corporation and the liquidation preference for any Senior Securities that rank senior to the Series B-1 Preferred Stock with respect to distributions upon Liquidation, each Holder shall be entitled to receive an amount in cash for each share of the then outstanding Series B-1 Preferred Stock held by such Holder equal to the greater of (a) the Stated Value per share to and including the date full payment is tendered to the Holders with respect to such Liquidation, and (b) the amount the Holders would have received if the Holders had converted all outstanding shares of the Series B-1 Preferred Stock into Common Stock in accordance with the provisions of Section 6(a) hereof, in each case as of the Business Day immediately preceding the date of such Liquidation (the “Liquidation Preference”) before any distribution shall be made to the holders of any Junior Securities (and any Senior Securities or Parity Securities that, with respect to distributions upon Liquidation, rank junior to the Series B-1 Preferred Stock) upon the Liquidation of the Corporation. In case the assets of the Corporation available for payment to the Holders are insufficient to pay the full outstanding shares of Parity Securities and Senior Securities that, with respect to distribution upon Liquidation, are pari passu with the Series B-1 Preferred Stock in the amounts to which the holders of such shares are entitled, then the entire assets of the Company available for payment to the Holders and to the holders of such Parity Securities and Senior Securities shall be distributed ratably among the Holders of the Series B-1 Preferred Stock and the holders of such Parity Securities and Senior Securities, based upon the aggregate amount due on such shares upon Liquidation. Written notice of any Liquidation of the Corporation, stating a payment date and the place where the distributable amounts shall be payable, shall be given by facsimile and overnight delivery not less than ten (10) calendar days prior to the payment date stated therein, to the Holders of record of the Series B-1 Preferred Stock, if any, at their respective addresses as the same shall appear on the books of the Corporation. Upon any Liquidation the Holders of the Series B-1 Preferred Stock shall have liquidation rights pari passu with holders of the Corporation’s Series A-1 Preferred Stock, Series A-2 Preferred Stock and Series A-4 Preferred Stock.

Section 6.  Conversion.

a) Conversions at Option of Holder. On or after the Share Authorization Date, each share of Series B-1 Preferred Stock shall be, convertible by the Holder thereof into a number of Conversion Shares of the Corporation equal to the Stated Value of the Series B-1 Preferred Stock to be converted divided by the VWAP for the Corporation’s Common Stock over the ten (10) Trading Days immediately prior to the Original Issue Date for the Series B-1 Preferred Stock, as adjusted for stock splits, combinations, and reclassifications (“Preferred Conversion Rate”). Holders shall effect conversions by providing the Corporation at its principle office conversion notice in the form attached hereto as Annex A (a “Notice of Conversion”) as fully and originally executed by the Holder, together with the delivery by the Holder to the Corporation of the stock certificate(s) representing the number of shares of Series B-1 Preferred Stock so converted, with such stock certificates being duly endorsed in full for transfer to the Corporation or with an applicable stock power duly executed by the Holder in the manner and form as deemed reasonable by the transfer agent of the Common Stock. Each Notice of Conversion shall specify the number of shares of Series B-1 Preferred Stock to be converted, the number of shares of Series B-1 Preferred Stock owned prior to the conversion at issue, the number of shares of Series B-1 Preferred Stock owned subsequent to the conversion at issue, the stock certificate number and the shares of Series B-1 Preferred Stock represented thereby which are accompanying the Notice of Conversion, and the date on which such conversion is to be effected, which date may not be prior to five (5) Trading Days after the date the Holder delivers such Notice of Conversion and the applicable stock certificates to the Corporation (the “Conversion Date”). If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be five (5) Trading Days immediately following the date that such Notice of Conversion and applicable stock certificates are delivered to  the Corporation.

b) Beneficial Ownership Limitation. The Corporation shall not effect any conversion of the Series B-1 Preferred Stock, and the Holder shall not have the right to convert any portion of the Series B-1 Preferred Stock to the extent that after giving effect to such conversion, the Holder (together with the Holder’s affiliates), as set forth on the applicable Notice of Conversion, would beneficially own in excess of 4.99% of the number of shares of the Common Stock outstanding immediately after giving effect to such conversion.  For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by the Holder and its affiliates shall include the number of shares of Common Stock issuable upon conversion of the Series B-1 Preferred Stock with respect to which the determination of such sentence is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (A) conversion of the remaining, non-converted shares of Series B-1 Preferred Stock beneficially owned by the Holder or any of its affiliates, so long as such shares of Series B-1 Preferred Stock are not convertible within sixty (60) days from the date of such determination, and (B) exercise or conversion of the unexercised or non-converted portion of any other securities of the Corporation (including the Warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the Holder or any of its affiliates, so long as such other securities of the Corporation are not exercisable nor convertible within sixty (60) days from the date of such determination.  For purposes of this Section 6(b), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act. For purposes of this Section 6(b), in determining the number of outstanding shares of Common Stock, the Holder may rely on the number of outstanding shares of Common Stock as reflected in the most recent of the following: (A) the Corporation’s most recent annual or quarterly periodic report filed with the Commission under the Exchange Act (B) a more recent public announcement by the Corporation or (C) any other written notice by the Corporation or the Corporation’s transfer agent setting forth the number of shares of Common Stock outstanding.  In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Corporation, including the Series B-1 Preferred Stock, by the Holder or its affiliates since the date as of which such number of outstanding shares of Common Stock was publicly reported by the Corporation.  The provisions of this Section 6(b) may be waived by the Holder upon, at the election of the Holder, not less than sixty one (61) days’ prior notice to the Corporation, and the provisions of this Section 6(b) shall continue to apply until such 61st day (or such later date, as determined by the Holder, as may be specified in such notice of waiver).

c) Mechanics of Conversion

(A)         Delivery of Certificate Upon Conversion. At all times after the Share Authorization Date, the Corporation shall deliver to the Holder, not later than five (5) Trading Days after each Conversion Date (the “Share Delivery Date”): (1) a certificate or certificates representing the number of Conversion Shares being acquired upon the conversion of shares of Series B-1 Preferred Stock, and (2) either (1) a bank check in the amount of accrued and unpaid dividends (if the Corporation has elected or is required to pay accrued dividends in cash) or (2) such number of additional shares of Common Stock equal to (W) the amount of accrued and unpaid dividends divided by (X) the VWAP per share for the Corporation’s Common Stock over the ten Trading Days ending on the Trading Day before the Conversion Date. At the option of the Holder, with such Holder's express written consent, the Company shall deliver unregistered Common Stock after the Share Authorization Date but prior to the Effective Date of the Registration Statement.

(B)         Reservation of Shares Issuable Upon Conversion.

(1) At all times after the Share Authorization Date, the Corporation covenants that it will reserve and keep available out of its authorized and unissued shares of Common Stock solely for the purpose of issuance upon conversion of the Series B-1 Preferred Stock, each as herein provided, free from preemptive rights or any other actual contingent purchase rights of persons other than the Holders, not less than such number of shares of the Common Stock as shall (subject to any additional requirements of the Corporation as to reservation of such shares set forth in the Purchase Agreement) be issuable (taking into account the adjustments and restrictions of Section 7) upon the conversion of all outstanding shares of Series B-1 Preferred Stock.  The Corporation covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly and validly authorized, issued and fully paid, and nonassessable.

(2) The Series B-1 Preferred Stock shall not be converted at any time prior to the Share Authorization Date.

(C)           Fractional Shares. Upon a conversion hereunder, the Corporation shall not be required to issue stock certificates representing fractions of shares of the Common Stock. The number of Conversion Shares to be issued upon conversion of the Series B-1 Preferred Stock shall be rounded up or down to the nearest whole Conversion Share.

(D)           Transfer Taxes.  The issuance of certificates for shares of the Common Stock on conversion of the Series B-1 Preferred Stock shall be made without charge to the Holders thereof for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificate, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the Holder of such shares of Series B-1 Preferred Stock so converted and the Corporation shall not be required to issue or deliver such certificates unless or until the person or persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.

(E)           Holder of Record. Each conversion of Series B-1 Preferred Stock shall be deemed to have been effected immediately before the close of business on the Business Day on which the Conversion Notice is delivered, and at such time the Person or Persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion as provided herein shall be deemed to have become the holder or holders of record thereof.

(F)           Partial Conversion. If any conversion is for only part of the shares represented by the certificate surrendered, the Corporation shall send a new Series B-1 Preferred Stock certificate of like tenor via certified or registered mail RRR or reputable overnight courier to such address specified by the Holder, calling in the aggregate on the face or faces thereof for the number of shares of Series B-1 Preferred Stock which have not been converted.

d) Conversion by the Corporation.  At any time on or after the Share Authorization Date, the Corporation shall have the right, without the consent of or any action by or on behalf of the Holder, to cause all but not a portion of the then outstanding Series B-1 Preferred Stock, to be converted into Common Stock at the applicable Preferred Conversion Rate (the “Company Conversion Right”). In the event the Corporation elects to exercise the Company Conversion Right, the Corporation shall provide each Holder of the then outstanding Series B-1 Preferred Stock with written notice of its intention to cause the conversion of the Series B-1 Preferred Stock into Common Stock, along with (i) the effective date of the Company Conversion Right, (ii) the applicable Preferred Conversion Rate and (iii) the number of Conversion Shares into which the Holder’s Series B-1 Preferred Stock is to be converted (the “Company Conversion Notice”). Upon delivery to the Holder of a certificate evidencing the number of Conversion Shares set forth in the Company Conversion Notice, the Holder’s Series B-1 Preferred Stock shall be automatically cancelled and shall thereafter cease to represent any entitlement or equity interest in the Corporation. The certificates evidencing the Series B-1 Preferred Stock shall contain a legend referencing the Company Conversion Right described in this Section.

Section 7.   Certain Adjustments.

a) Stock Dividends and Stock Splits.  If the Corporation, at any time while the Series B-1 Preferred Stock is outstanding: (A) shall pay a stock dividend or otherwise make a distribution or distributions on shares of its Common Stock or any other equity or equity equivalent securities payable in shares of Common Stock (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Corporation pursuant to this Series B-1 Preferred Stock), (B) subdivide outstanding shares of Common Stock into a larger number of shares, (C) combine (including by way of reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (D) issue by reclassification of shares of the Common Stock any shares of Capital Stock of the Corporation, then the Preferred Conversion Price shall be adjusted shall be adjusted by multiplying the then Preferred Conversion Price by a fraction the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to the event and the denominator of which shall be the number of shares of Common Stock outstanding immediately following the event.  Any adjustment made pursuant to this Section shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or reclassification.

b) Calculations.  All calculations under this Section 7 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be.  The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Corporation, and the description of any such shares of Common Stock shall be considered on issue or sale of Common Stock.  For purposes of this Section 7, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding treasury shares, if any) actually issued and outstanding.

c)  Change of Control. In case the Corporation on or after the Original Issue Date is party to any (a) acquisition of the Corporation by means of merger or other form of corporate reorganization in which outstanding shares of the Corporation are exchanged for securities or other consideration issued, or caused to be issued, by the Acquiring Person, or its Parent, Subsidiary, herein defined, or affiliate, (b) a sale of all or substantially all of the assets of the Corporation (on a consolidated basis) in a single transaction or series of related transactions, (c) any other transaction or series of related transactions by the Corporation or relating to the Common Stock (including without limitation, any stock purchase or tender or exchange offer) in which the power to cast the majority of the eligible votes at a meeting of the Corporation's stockholders at which directors are elected is transferred to a single entity or group acting in concert, or (d) a capital reorganization or reclassification of the Common Stock or other securities (other than a reorganization or reclassification in which the Common Stock or other securities are not converted into or exchanged for cash or other property, and, immediately after consummation of such transaction, the stockholders of the Corporation immediately prior to such transaction own the Common Stock, other securities or other voting stock of the Corporation in substantially the same proportions relative to each other as such stockholders owned immediately prior to such transaction), then, and in the case of each such transaction (each of which is referred to herein as "Change in Control"), proper provision shall be made so that, at the option of the Acquiring Person and upon fifteen days’ notice to the Corporation and the Holder prior to the consummation of the Change of Control, either (i) the Acquiring Person expressly agrees to assume all of the Corporation’s obligations under the Series B-1 Preferred Stock or (ii) the Holder has fifteen (15) days in which to exercise its conversion rights under the Series B-1 Preferred Stock. If Holder does not exercise its rights during such fifteen (15) day period, all rights under the Series B-1 Preferred Stock shall terminate and the Series B-1 Preferred Stock shall be deemed cancelled. The Corporation, to the extent feasible, shall provide the Holder with thirty (30) days’ notice of the consummation of any Change of Control. Subject to the foregoing, on or before the closing date under the agreement entered into with an Acquiring Person resulting in a Change in Control, the Corporation, if applicable, shall deliver to the Holder written notice that the Acquiring Person has assumed such obligations. "Acquiring Person" means, in connection with any Change in Control, (i) the continuing or surviving corporation of a consolidation or merger with the Corporation (if other than the Corporation), (ii) the transferee of all or substantially all of the properties or assets of the Corporation, (iii) the corporation consolidating with or merging into the Corporation in a consolidation or merger in connection with which the Common Stock is changed into or exchanged for stock or other securities of any other Person or cash or any other property, (iv) the entity or group (other than Holder or any of its affiliates) acting in concert acquiring or possessing the power to cast the majority of the eligible votes at a meeting of the Corporation 's stockholders at which directors are elected, or, (v) in the case of a capital reorganization or reclassification, the Corporation, or (vi) at the Holder's election, any Person that (A) controls the Acquiring Person directly or indirectly through one or more intermediaries, (B) is required to include the Acquiring Person in the consolidated financial statements contained in such Parent's Annual Report on Form 10-K (if such Person is required to file such a report) or would be required to so include the Acquiring Person in such Person's consolidated financial statements if they were prepared in accordance with U.S. GAAP and (C) is not itself included in the consolidated financial statements of any other Person (other than its consolidated subsidiaries).

Section 8.  Miscellaneous.

a) Notices.  Any and all notices or other communications or deliveries to be provided by the Holders hereunder, including, without limitation, any Notice of Conversion, shall be in writing and delivered personally, sent by a nationally recognized overnight courier service, addressed to the Corporation, at 420 Lexington Avenue, Suite 1718, New York, NY 101070, Attn: President or such other address or facsimile number as the Corporation may specify for such purposes by notice to the Holders delivered in accordance with this Section.  Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered personally, sent by a nationally recognized overnight courier service addressed to each Holder at the address of such Holder appearing on the books of the Corporation, or if no such address appears, at the principal place of business of the Holder. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the second Business Day following the date of mailing, if sent by nationally recognized overnight courier service, or (ii) upon actual receipt by the party to whom such notice is required to be given.

b) Lost or Mutilated Preferred Stock Certificate.  If a Holder’s Series B-1 Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Series B-1 Preferred Stock so mutilated, lost, stolen or destroyed but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership thereof, and indemnity, if requested, all reasonably satisfactory to the Corporation.

c) Next Business Day.  Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

d) Headings.  The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designations and shall not be deemed to limit or affect any of the provisions hereof.

RESOLVED, FURTHER, that the Chief Executive Officer, President, any Vice-President, and the Secretary of the Corporation be and they hereby are authorized and directed to prepare and file a Certificate of Designation of Preferences, Rights and Limitations in accordance with the foregoing resolution and the provisions of Delaware law.

IN WITNESS WHEREOF, the undersigned have executed this Certificate this 18th day of October, 2012.

FUSION TELECOMMUNICATIONS INTERNATIONAL, INC.

By:	/s/ Gordon Hutchins, Jr.
Gordon Hutchins Jr., President

By:	/s/ Philip Turits
Philip Turits, Secretary

ANNEX A

NOTICE OF CONVERSION

(TO BE EXECUTED BY THE REGISTERED HOLDER IN ORDER TO CONVERT SHARES OF SERIES A PREFERRED STOCK)

The undersigned hereby elects to convert the number of shares of Series B-1 Convertible Preferred Stock indicated below, into shares of common stock, par value $0.01 per share (the "Common Stock"), of Fusion Telecommunications International, Inc., a Delaware corporation (the "Corporation"), according to the conditions hereof, as of the date written below. If shares are to be issued in the name of a person other than undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as reasonably requested by the Corporation in accordance therewith. No fee will be charged to the Holder for any conversion, except for such transfer taxes, if any.

Conversion calculations:

Date to Effect Conversion: ________________________________________________________
Number of shares of Common Stock owned prior to Conversion: ___________________________
Number of shares of Series B-1 Preferred Stock to be Converted: __________________________
Value of shares of Series B-1 Preferred Stock to be Converted: ____________________________
Number of shares of Common Stock to be Issued: ______________________________________
Certificate Number of Series B-1 Preferred Stock attached hereto: __________________________
Number of Shares of Series B-1 Preferred Stock represented by attached certificate: __________________ Number of shares of Series B-1 Preferred Stock subsequent to Conversion: ___________________

[HOLDER] By:__________________________________ Name: Title:

A-1